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                                                                     EXHIBIT 2
                          AGREEMENT AND PLAN OF MERGER


AGREEMENT AND PLAN OF MERGER dated as of February 21, 2000, by and among NORTHSTAR COMPUTER FORMS, INC., a Minnesota corporation ("Northstar"), ENNIS BUSINESS FORMS, INC., a Texas corporation ("Buyer") and POLARIS ACQUISITION CORP., a Minnesota corporation and wholly-owned subsidiary of Buyer ("Buyer Subsidiary"). Northstar and Buyer Subsidiary are sometimes hereinafter collectively referred to as the "Constituent Corporations."

                               W I T N E S S E T H

WHEREAS, the authorized capital stock of Northstar consists of 5,000,000 shares (the "Shares") of Common Stock, $.05 par value (the "Northstar Stock"), and 200,000 shares of non-voting Preferred Stock, without par value (the "Northstar Preferred Stock"). As of October 31, 1999, 2,744,708 Shares of Northstar Stock were issued and outstanding and an aggregate of 532,500 Shares of Northstar Stock were reserved for issuance pursuant to options outstanding under various Northstar option plans and grants (the "Stock Options") and no shares of Northstar Preferred Stock were issued and outstanding; and

WHEREAS, the authorized capital stock of Buyer Subsidiary consists of 1,000 shares of Common Stock, $.01 par value (the "Buyer Subsidiary Common Stock"), of which 1,000 shares are issued and outstanding as of the date hereof, all of which shares are issued to and owned by Buyer; and

WHEREAS, the respective Boards of Directors of Northstar and Buyer Subsidiary deem a merger of Northstar and Buyer Subsidiary pursuant to the terms hereof desirable and in the best interest of the their respective corporations and the respective Boards of Directors of Northstar and Buyer Subsidiary have, by resolutions duly adopted, approved and authorized the execution and delivery of this Agreement providing for the merger of Buyer Subsidiary into Northstar on the terms and conditions set forth herein (the "Merger"); and

WHEREAS, the respective Boards of Directors of Northstar and Buyer Subsidiary have directed that this Agreement be submitted to their respective shareholders for approval as provided for by the Minnesota Business Corporation Act (the "MBCA") and their respective Bylaws; and

WHEREAS, Buyer, as the sole shareholder of Buyer Subsidiary has, by resolutions duly adopted, approved and authorized this Agreement and the Merger as provided for by the Texas Business Corporation Act and its Bylaws.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, and for the purpose of prescribing the terms and conditions of the Merger, the manner and basis of converting Shares of Northstar

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Stock into cash and such other provisions as are deemed necessary or desirable, the parties agree that the Merger shall be effected on the terms and subject to the conditions set forth below and in accordance with the applicable laws of the State of Minnesota.

                                    ARTICLE I
                                   THE MERGER

         1.1 THE MERGER. At the Effective Time, as defined in Section 1.3 herein, and in accordance with the terms of this Agreement and the MBCA, Buyer Subsidiary shall be merged with and into Northstar, the separate corporate existence of Buyer Subsidiary shall thereupon cease, and Northstar shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), the name of which shall continue to be "NORTHSTAR COMPUTER FORMS, INC."

         1.2 SURVIVING CORPORATION. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and be subject to all the duties, liabilities and obligations of each of the Constituent Corporations, and all the rights, privileges, immunities powers and franchises of each of the Constituent Corporations, and all property real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, including subscriptions to shares, and all other choses in action and every other interest of or belonging to or due to each of the Constituent Corporations shall vest in the Surviving Corporation; and all property rights, privileges, immunities, powers and franchises and every other interest shall be thereafter the property of the Surviving Corporation as they were of the respective Constituent Corporations; and the title to any real estate or any interest therein, vested by deed or otherwise in either of the Constituent Corporations shall not revert to or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, duties, liabilities and obligations of either of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, duties, liabilities and obligations had been incurred or contracted by it.

         1.3 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective (the "Effective Time") as of the later to occur of (a) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, or (b) such later time as the parties may designate in such filing.

         1.4 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation of Northstar in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until further amended in accordance with the laws of the State of Minnesota. The Bylaws of Northstar in effect immediately prior to the Effective Time shall be deemed, by virtue of the Merger and without further action by the shareholders or directors of the Surviving Corporation, to be the Bylaws of the Surviving Corporation, until further amended in accordance with the laws of the State of Minnesota.

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         1.5 BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The
directors of Buyer Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation until the expiration of the term for which such director was elected and until his successor is elected and has qualified or as otherwise provided in the Bylaws of the Surviving Corporation. The officers of Northstar immediately prior to the Effective Time, specifically, Kenneth Overstreet, Mary Ann Morin, Stan Klarenbeek and Don Dearborn, shall be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

         1.6 CONVERSION OF SHARES. The manner and basis of converting the shares of each of the Constituent Corporations shall be as follows:

         (a) At the Effective Time, each Share of Northstar Stock which is issued and outstanding immediately prior to the Effective Time (other than (i) Shares as to which dissenters' rights are exercised under
         Section 302A.471 and 302A.473 of the MBCA and Section 1.7 hereof and
         (ii) Shares, if any, held of record by Buyer or Buyer Subsidiary immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive Fourteen Dollars ($14.00) in cash (the "Merger Consideration"), prorated for fractional shares (if any).

         (b) At the Effective Time, each share of Buyer Subsidiary Common Stock which is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one (1) share of Common Stock of the Surviving Corporation.

         (c) At the Effective Time, each Share of Northstar Stock, if any, held of record by Buyer or Buyer Subsidiary immediately prior to the Effective Time which is issued and outstanding immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto.

         (d) Immediately prior to the Effective Time, each Stock Option, except for options to purchase an aggregate of 41,000 shares (the "Overstreet Options") of Northstar Common Stock held by Kenneth Overstreet (which shall be converted into options to purchase common stock of Buyer), shall be exercised pursuant to the Stock Option Exercise and Sale Agreements (as defined in Section 5.5) and the Shares underlying each such Stock Option shall be immediately resold to Northstar in a manner which would cause the disposition to be treated as a disqualifying disposition pursuant to Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the payment for such Shares shall be made as described in Section 1.8.

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         1.7      DISSENTERS' RIGHTS.

         (a) Notwithstanding Section 1.6, outstanding Shares of Northstar Stock which are held by a shareholder who has properly preserved and perfected dissenters' rights with respect to such Shares pursuant to
         Section 302A.471 and 302A.473 of the MBCA shall not be converted into the right to receive the Merger Consideration for the Shares and shall be treated in accordance with those provisions of Minnesota law unless and until the right of such shareholder to payment for such Shares under Section 302A.473 of the MBCA shall cease.

         (b) If any holder of Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's right to payment for any of such holder's Shares under Section 302A.473 of the MBCA, then as of the later of the Effective Time or the occurrence of such event, each such Share shall automatically be converted into the right to receive the Merger Consideration, without interest thereon.

         (c) Each holder of Shares who becomes entitled, pursuant to the provisions of Section 302A.473 of the MBCA, to payment of the fair value of any of such holder's Shares shall receive payment therefor from the Surviving Corporation (or from the Disbursing Agent referred to below on behalf of the Surviving Corporation) pursuant to such provisions. Northstar shall give Buyer and Buyer Subsidiary prompt notice upon receipt by Northstar at any time prior to the Effective Time of any notice of intent to demand payment of the fair value for Shares under such Section and any withdrawal of any such notice of intent to demand payment.

         1.8      PAYMENT FOR SHARES.

         (a) At or before the Effective Time, Buyer or Buyer Subsidiary shall deposit in immediately available funds with Bank One, Dallas, Texas ("Bank One"), or any other disbursing agent that is selected by Buyer and reasonably satisfactory to Northstar (the "Disbursing Agent"), an amount equal to the sum of the following: (i) the product of the number of Shares of Northstar Stock issued and outstanding immediately prior to the Effective Time (other than Shares held of record, if any, by Buyer or Buyer Subsidiary), prorated for fractional shares, times the Merger Consideration; (ii) for each Stock Option other than the Overstreet Options, the product of the number of Shares of Northstar Stock subject to such Stock Option immediately prior to the Effective Time times the difference between the Merger Consideration and the per share exercise price of such Stock Option immediately prior to the Effective Time (the "Stock Option Exercise Price") (the aggregate of such amounts being hereafter referred to as the "Fund"); and (iii) 33.33% of the Bonus Fund contemplated by Section 5.9 hereof. Out of the Fund, the Disbursing Agent shall, pursuant to irrevocable instructions from the holders of Northstar Stock with respect to payment referred to in Section 1.6(a), pursuant to irrevocable instructions from the holders of Stock Options with respect to payment referred to in Section 1.6(d), pursuant to irrevocable instructions from the Surviving Corporation with respect to payments referred to in Section 1.7 and pursuant to the provisions of Section 5.9, make

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         the payments referred to in Sections 1.6(a), 1.6(d), 1.7 and 5.9 hereof, subject to the requirements of paragraphs (b), (d) and (e) of this Section 1.8. The Disbursing Agent may invest portions of the Fund as the Surviving Corporation directs, provided that substantially all such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $100,000,000 (collectively, "Permitted Investments"), or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. Any amount remaining in the Fund one (1) year to the day after the Effective Time may be refunded to the Surviving Corporation at its option; PROVIDED, however, that the Surviving Corporation shall be liable for any cash payments required to be made thereafter pursuant to Sections 1.6(a) and 1.7 hereof, this paragraph (a) of this Section 1.8 and paragraph
         (e) of this Section 1.8.

         (b) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each holder of record (other than Buyer and Buyer Subsidiary and those holders who have exercised dissenters' rights pursuant to Section 302A.473 of the MBCA and have not subsequently withdrawn or lost such rights) of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding Shares of Northstar Stock, a form letter of transmittal (the "Letter of Transmittal") for return to the Disbursing Agent, and instructions for use in effecting the surrender of certificates and to receive cash for each of such holder's Shares of Northstar Stock pursuant to Section 1.6(a) hereof. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such certificate or certificates to the Disbursing Agent. The Disbursing Agent, as soon as practicable following receipt of any such certificate or certificates, together with the Letter of Transmittal duly executed and any other items specified by the Letter of Transmittal, shall pay, by check or draft, to the person entitled thereto, the amount determined by multiplying (i) the number of Shares of Northstar Stock represented by the certificate or certificates so surrendered (pro-rated for fractional shares) by (ii) the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of the certificates or certificates.

         (c) The Disbursing Agent, as soon as practicable following receipt of irrevocable instructions from the holders of Stock Options, other than the Overstreet Options, pursuant to the Stock Option Exercise and Sale Agreements (as defined in Section 5.5), shall pay, by check or draft to each holder thereof the amount determined by multiplying the number of Shares of Northstar Stock subject to such Stock Option immediately prior to the Effective Time times the difference between the Merger Consideration and the Stock Option Exercise Price of such Stock Option immediately prior to the Effective Time.

         (d) In the event any such certificate or certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such

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         certificate or certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under
         Section 1.8(b) hereof but for failure to deliver such certificate or certificates to the Disbursing Agent shall nevertheless be paid to such person, provided that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payments require such person to give the Surviving Corporation a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving Corporation with respect to the certificate or certificates alleged to have been lost, stolen or destroyed.

         (e) In addition to the foregoing, if any holder of Shares shall become entitled to receive payment for such Shares pursuant to Section 302A.473 of the MBCA, the Surviving Corporation shall give written instructions to the Disbursing Agent to pay either to such holder or to the Surviving Corporation the amount to which such holder is entitled, but not to exceed the product of (i) the number of Shares with respect to which such holder has become entitled to receive payment pursuant to
         Section 302A.473 of the MBCA (pro-rated for fractional shares), times
         (ii) the Merger Consideration (which instructions shall, if funds are to be released to the Surviving Corporation, be accompanied, by a certificate of the Surviving Corporation that any funds released will be remitted to such holder in accordance with said Section 302A.473), and any remaining payment to which such holder is entitled shall be made by the Surviving Corporation.

         1.9 NO FURTHER RIGHTS OR TRANSFERS. At and after the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time (including without limitation fractional shares) shall be canceled and cease to exist, and each holder of a certificate or certificates that represented Shares shall cease to have any rights as a shareholder of Northstar with respect to the Shares represented by such certificate or certificates, except for the right to surrender such holder's certificate or certificates in exchange for the Merger Consideration for each Share represented by the certificate or certificates or to perfect such holder's right to receive payment for such holder's Shares pursuant to Section 302A.473 of the MBCA and Section 1.7 hereof if such holder has validly exercised and not withdrawn or lost such holder's right to receive payment for such holder's Shares pursuant to Section 302A.473 of the MBCA, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation.

                                   ARTICLE II
                                     CLOSING

         2.1 TIME AND PLACE. Subject to the provisions of Articles VI and VII hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Parsinen Kaplan Rosberg & Gotlieb, P.A. on the same business day as, and promptly following, the Special Meeting of the shareholders of Northstar to be called pursuant to Section 5.2 hereof (the "Shareholder Meeting"), or at such other place or at such other time as Northstar and Buyer may agree upon for the Closing to take place. The date on which the Closing occurs is referred to herein as the "Closing Date."

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         2.2      DELIVERIES AT CLOSING.

         (a) At the Closing there shall be delivered to Northstar, Buyer and Buyer Subsidiary the opinions, certificates, and other documents and instruments the delivery of which is contemplated under Article VI hereof.

         (b) At the Closing, Northstar and Buyer Subsidiary shall cause the Articles of Merger to be filed and recorded in accordance with the provisions of Section 302A.615 of the MBCA and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

         (c) Subject to the right of the Surviving Corporation to receive a refund of amounts remaining in the Fund one year after the Closing Date as provided in Section 1.8 hereof, Buyer or Buyer Subsidiary shall irrevocably deposit with the Disbursing Agent the amount designated as the Fund and 33% of the Bonus Fund as described in Section 1.8(a).

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF NORTHSTAR

         Northstar represents and warrants to Buyer, Buyer Subsidiary and their respective successors and assigns that, except as otherwise disclosed to Buyer in a disclosure schedule of Northstar dated the date hereof (the "Disclosure Schedule") or as set forth in the Financial Statements, as hereafter described:

         3.1 ORGANIZATION, STANDING AND QUALIFICATION. Each of Northstar and its one operating subsidiary, General Financial Supply, Inc. ("GFS"), is a corporation duly organized, validly existing and in good standing under the laws of the States of Minnesota and Iowa, respectively and has the requisite corporate power and authority to own, lease or operate all properties and assets owned, leased or operated by it and to carry on its business as it is now being conducted. Each of Northstar and GFS is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated, or the nature of its activities, makes such qualification necessary, except such jurisdictions where failure to be so qualified would not have a material adverse effect upon the consolidated business, operations, properties, assets or the condition, financial or otherwise (a "Material Adverse Effect"), of Northstar. Northstar has delivered to Buyer a certified copy of its Articles of Incorporation and its Bylaws and those of GFS. Each copy is complete and correct as of the date hereof.

         3.2 CAPITALIZATION. The authorized capital stock of Northstar consists of 5,000,000 Shares of Northstar Stock, and 200,000 shares of Northstar Preferred Stock. As of October 31, 1999, 2,744,708 Shares of Northstar Stock were issued and outstanding and an aggregate of 532,500 Shares of Northstar Stock were reserved for issuance pursuant to outstanding Stock Options (all of which will be fully vested immediately prior to the Effective Time) and no shares of Northstar Preferred Stock were issued and outstanding. Except for the Stock Options and the Stock Option Exercise and Sale Agreements, there are no outstanding subscriptions, options,

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warrants, calls or other agreements or commitments by which Northstar is bound in respect of the capital stock of Northstar, whether issued or unissued, and no outstanding securities convertible into or exchangeable for any such capital stock. Northstar has made available to Buyer copies of the Stock Options. The identities of all holders of Stock Options and the number of shares subject to Stock Options are listed in Section 3.2 of the Disclosure Schedule.

         3.3 AUTHORIZATION AND EXECUTION. Northstar has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Northstar have been duly authorized by the Board of Directors of Northstar (the "Northstar Board") and, except for the approval of this Agreement by the shareholders of Northstar required by the MBCA, no further corporate action is necessary on the part of Northstar to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Northstar, enforceable against Northstar in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

         3.4 NON-CONTRAVENTION. Except as disclosed in Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Northstar, nor the consummation by Northstar of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Articles of Incorporation or Bylaws as currently in effect of Northstar, (ii) except for any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act") and the filing of Articles of Merger with the Secretary of State of the State of Minnesota, require the consent or approval of any governmental authority having jurisdiction over any of the business or assets of Northstar, (iii) violate any statute or regulation applicable to Northstar or GFS, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of Northstar under, any other instrument, contract or agreement to which Northstar is a party or by which the properties or assets of Northstar may be bound (except, in the case of clauses (ii), (iii) and (iv), where such violation, breach, default, termination, cancellation, acceleration, payment, benefit or lien, or the failure to make such filing or obtain such consent or approval, would not impair the ability of Northstar to consummate the transactions contemplated by this Agreement and would not have, individually or in the aggregate, a Material Adverse Effect or which will be waived, cured, terminated or obtained prior to the Effective Time).

         3.5 FINANCIAL STATEMENTS. Except as disclosed in Section 3.22 of the Disclosure Schedule, Northstar's audited consolidated financial statements included in its annual reports on Form 10-K for the fiscal years ended October 31, 1999 and 1998, respectively, and Form 10-KSB for the fiscal year ended October 31, 1997 (the "Financial Statements") have been prepared on the basis of Northstar's books and records and in conformity with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly

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the consolidated financial position of Northstar as of such dates and the results of its consolidated operations for the periods then ended.

         3.6 ABSENCE OF CERTAIN CHANGES/EVENTS. Except as described in Section
3.6 and elsewhere in the Disclosure Schedule or as otherwise contemplated by this Agreement, since October 31, 1999, neither Northstar nor GFS has (i) split, combined or reclassified any shares of its capital stock or made any other changes in its equity capital structure; (ii) purchased, redeemed or otherwise acquired, directly or indirectly, any shares of its capital stock; (iii) declared, set aside or paid any dividend or made any other distribution in respect of shares of its capital stock; (iv) issued any shares of its capital stock (except pursuant to the exercise of outstanding Stock Options) or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for and the acceleration of vesting of the Stock Options; (v) purchased any capital assets or made any capital expenditures for a price or in an amount which exceeded $1,000,000 in the aggregate; (vi) sold, leased, encumbered, mortgaged or otherwise disposed of any material assets or properties, other than in the ordinary course of business or the issuance of Permitted Liens (as defined in Section 3.10 below); (vii) incurred, assumed or guaranteed any indebtedness for money borrowed other than in the ordinary course of business and intercompany indebtedness; (viii) granted any increases in employee benefits; (ix) granted any increases in employee compensation other than in the normal course of business; (x) changed or modified in any material respect any existing accounting method, principle or practice other than as required by generally accepted accounting principals: (xi) voluntarily terminated any instrument, contract or agreement which, but for such termination, would have constituted a Material Contract (other than terminations of instruments, contracts or agreements which expired in accordance with their terms); (xii) entered into any commitment to do any of the foregoing; or (xiii) suffered any business interruption, damage to or destruction of its properties or other incident, occurrence or event (other than changes generally applicable to the industry in which Northstar and GFS are involved or changes in general economic conditions) which has had or could reasonably be expected to have (after giving effect to insurance coverage) a Material Adverse Effect.

         3.7      [INTENTIONALLY BLANK]

         3.8      TAX MATTERS.

         (a) Except as set forth in Section 3.8 of the Disclosure Schedule, and Northstar's 1999 consolidated tax return, for which an extension was filed, each of Northstar and GFS (as applicable) has timely filed all tax returns and reports required to be filed by it, and has paid in a timely manner all taxes owed with respect to such returns. Such tax returns to Northstar's knowledge were correct and complete in all material respects. All taxes known by Northstar or GFS to be owed have been paid. Northstar and GFS have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

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         (b) No claim known to Northstar has been made by an authority in a jurisdiction where Northstar or GFS does not file tax returns that Northstar or GFS may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Northstar or GFS that arose in connection with any failure (or alleged failure) to pay any tax.

         (c) There are no pending audits or investigations or, to the best knowledge of Northstar, audits or investigations threatened within the last three years relating to any taxes for which Northstar or GFS may become liable. No material deficiencies for any taxes have been asserted or assessed against Northstar or GFS that have not been settled. There are no agreements in effect to extend the period of limitations for the assessment or collection of any taxes for which Northstar or GFS may become liable, and no requests for any such agreements are pending.

         (d) Neither Northstar nor GFS has (a) waived any statute of limitations in respect of taxes, (b) filed a consent under Code Section341(f) concerning collapsible corporations, or (c) been a United States real property holding corporation within the meaning of Code
         Section 897(c)(2) during the applicable period specified in Code
         Section 897(c)(1)(A)(ii). Except for the existing Management Agreements with its senior executive officers, neither Northstar nor GFS has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

         (e) For purposes of this Agreement, the term "tax" shall include (i) all federal, state, local and foreign taxes, assessments, levies, duties, license fees, registration fees, withholdings, or other similar governmental charges, and (ii) any interest, penalties or additions to tax imposed on a tax described herein.

         (f) Northstar has no tax sharing agreements or similar agreements.

         3.9 REAL PROPERTY AND LEASEHOLD PROPERTY. Northstar's Form 10-K for its 1999 fiscal year contains a description of (i) a parcel of real property owned by Northstar located in Brooklyn Park, Minnesota (the "Minnesota Fee Property"), and (ii) a parcel of real property owned by GFS located in Nevada, Iowa (the "Iowa Fee Property"). The Minnesota Fee Property and the Iowa Fee Property are hereinafter sometimes collectively referred to as the "Fee Properties" with the legal descriptions of the Fee Properties included in Section 3.9 of the Disclosure Schedule. Northstar's Form 10-K for its 1999 fiscal year contains a description of five (5) properties leased to either Northstar or GFS (the "Leases") with the parties to the leases and the common address of such premises more particularly described in Section 3.9 of the Disclosure Schedule (collectively, the "Leased Properties"). The Fee Properties and the Leased Properties are hereinafter sometimes collectively referred to as the "Real Property."

         (a) Northstar and/or GFS, as the case may be, owns good and marketable title to the Fee Properties, and have valid leasehold interests in the Leased Properties, subject to in both cases liens of mortgages and other security interests in the Real Property and other exceptions as listed in Section 3.9 of the Disclosure Schedule and, in all cases, subject to standard and customary exceptions which do not materially and adversely affect Northstar's or GFS's, as the case may be, ownership, use, possession or rights in and to the Real Property;

         (b) All of the Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as may be subject to and limited by the effect of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereinafter in effect relating to or affecting creditors' rights, and (ii) general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. There does not exist under any of the Leases any event which with notice or lapse of time or both would constitute a default that would have a Material Adverse Effect;

         (c) There are no claims, actions, suits or proceedings against Northstar or GFS affecting any of the Real Property pending, or to the knowledge of Northstar, threatened, which would have a Material Adverse Effect;

         (d) None of the Real Property is subject to any liens, claims or encumbrances except (i) liens, claims, encumbrances disclosed on
         Section 3.9 of the Disclosure Schedule, (ii) liens for taxes and assessments not yet due, or (iii) other recorded use and building restrictions, and customary and normal easements for utilities and zoning restrictions, which do not materially adversely affect Northstar's or GFS's ownership, use, possession or rights in and to the Real Property; and

         (e) All of the Real Property is serviced by all utilities as are necessary for the current conduct of the business of Northstar and GFS and, to Northstar's knowledge, there are no threatened curtailment or reduction of any such utilities.

         (f) Neither the execution, delivery or performance of this Agreement will result in the termination of any of the Leases or create in the lessors thereunder the right to terminate any of the Leases.

         3.10 PERSONAL PROPERTY. Northstar and/or GFS (as applicable) has good and valid title to all material personal property owned by it, free and clear of all liens, security interests, charges and encumbrances, except (i) liens for taxes, assessments and other governmental charges which are not due and payable,
(ii) mechanics', materialmens', carriers', workmens', warehousemens', repairmens', landlords' or other like liens securing obligations which are not due and payable, (iii) liens, security interests, charges and encumbrances evidenced by any lease, contract or agreement which is described in Section 3.10 of the Disclosure Schedule, (iv) imperfections of title and liens, charges and encumbrances which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby, and (v) other liens, security interests, charges and encumbrances described in the Disclosure Schedule (collectively, the "Permitted Liens").

         3.11 MATERIAL CONTRACTS. Except as disclosed in Section 3.11 of the Disclosure Schedule, or any other representation in this Agreement, neither Northstar nor GFS is a party to or bound by any:

         (a) employment, consulting, independent contractor or similar service contract (other than those that are terminable by Northstar or GFS without cost or penalty upon 60 days' or less notice);

         (b) material sales representative or distributorship agreement;

         (c) operating lease, whether as lessor or lessee, with respect to any real property or any tangible personal property (except the Leases or any lease of tangible personal property calling for payments of less than $25,000 per year);

         (d) material contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, tradename, servicemark, copyright or other intangible asset (other than non-negotiated licenses for commercially available computer software);

         (e) material loan agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued, except as specified in the Financial Statements;

         (f) mortgage, security agreement, conditional sales contract, capital lease or similar agreement which effectively creates a lien on any assets of Northstar or any of its Subsidiaries (other than any conditional sales contract, capital lease or similar agreement which creates a lien only on tangible personal property and under which there exists an aggregate unpaid liability of less than $25,000 per contract, lease or agreement);

         (g) contract for the purchase or sale of capital assets or for the making of capital expenditures under which there exists an aggregate unpaid liability of $200,000 or more per contract;

         (h) purchase or sale order for merchandise or supplies which (i) was not entered into in the ordinary course of business, involves payments of $50,000 or more and is not terminable by Northstar or any of its Subsidiaries without cost or penalty upon 60 days' or less notice, or
         (ii) is a material standing or similar order with a remaining term of more than one year and is not terminable by Northstar or any of its Subsidiaries without cost or penalty upon 60 days' or less notice;

         (i) contract for advertising or promotional services to be rendered for Northstar or GFS which involves payment of $25,000 or more per year (other than those that are terminable by Northstar or any of its Subsidiaries without cost or penalty upon 60 days' or less notice);

         (j) contract restricting Northstar or GFS in any material respect from engaging in business or from competing with any other parties; plan of reorganization; partnership or joint venture agreement; or other contract not made in the ordinary course of business which involves payment of $50,000 or more per year and is not terminable by Northstar of any of its Subsidiaries without cost or penalty upon 60 days' or less notice; or

         (k) customer contract for the provision by Northstar or GFS of goods and/or services in excess of $500,000 per year.

All of the foregoing are hereinafter collectively called "Material Contracts." To the extent Material Contracts are evidenced by documents, true and complete copies thereof have been made available to Buyer. Each Material Contract is in full force and effect. Neither Northstar nor GFS nor, to the knowledge of Northstar, any other party, is in breach of or in default under any of the Material Contracts, except for breaches or defaults which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in Section 3.11 of the Disclosure Schedule, no Material Contract will terminate as a result of the Merger.

         3.12 INTELLECTUAL PROPERTY. Section 3.12 of the Disclosure Schedule contains a complete and correct list of all material patents and registered trademarks, tradenames, servicemarks and copyrights, and all applications for any of the foregoing (collectively, the "Proprietary Rights"), held by Northstar or GFS. Neither Northstar nor GFS has received any written notice that any Proprietary Rights have been declared unenforceable or otherwise invalid by any court or governmental agency. To the knowledge of Northstar, there is no material existing infringement, misuse or misappropriation of any Proprietary Rights by others. Except as disclosed on the Disclosure Schedule, neither Northstar nor GFS has received any written notice alleging that the operation of their respective businesses infringes in any material respect upon the intellectual property rights of others.

         3.13 LITIGATION. There are no litigation, arbitration or administrative proceedings, abatement orders or investigations of any kind pending or, to the knowledge of Northstar, threatened within the last three years against Northstar, GFS or any of their respective officers, employees or directors in connection with the business or affairs of Northstar or GFS (except those in which Northstar or GFS is a plaintiff directly but not derivatively), which (i) if decided adversely to Northstar or GFS, or such officer, employee or director, would have, individually or in the aggregate, a Material Adverse Effect, or (ii) seek to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. Neither Northstar nor GFS is identified as a party subject to any material restrictions or limitations under any judgment, order or decree of any court, administrative agency or commission or other governmental authority.

         3.14 PERMITS, LICENSES, AUTHORIZATIONS. Except as set forth in Section
3.14 of the Disclosure Schedule, each of Northstar and GFS has all licenses, franchises, permits and other governmental authorizations necessary to conduct its business. Neither Northstar nor GFS is in violation of any license, franchise, permit or other governmental authorization the result of which would have a Material Adverse Effect.

         3.15 NO BROKERS OR FINDERS. Except for U.S. Bancorp Piper Jaffray, Inc. ("Piper"), Northstar has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby. The Surviving Corporation shall be liable for and shall pay the all unpaid obligations of Northstar under its engagement letter with Piper.

         3.16 RETIREMENT AND BENEFIT PLANS.

         (a) Each employee pension benefit plan ("Pension Plan") as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase or other employee benefit plan, agreement, commitment or arrangement ("Benefit Plan"), which is currently maintained by Northstar or GFS or to which Northstar or GFS currently contributes or is under any current obligation to contribute (collectively, the "Employee Plans" and individually, an "Employee Plan") is listed in Section 3.16 of the Disclosure Schedule and, to the extent an Employee Plan is evidenced by documents, true and complete copies thereof have been made available to Buyer.

         (b) Each of Northstar and GFS has made on a timely basis all contributions or payments required to be made by it pursuant to the terms of the Employee Plans, ERISA, the Code or other applicable laws, unless such contributions or payment that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Employee Plans. No Pension Plan is a "defined benefit plan" within the meaning of ERISA.

         (c) Each Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws and regulations, and all material reports required to be filed with any governmental agency with respect to any Pension Plan have been timely filed.

         (d) There are no material litigation, arbitration or administrative proceedings pending or, to the knowledge of Northstar, threatened against Northstar or GFS or any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any participant or beneficiary with respect to any Employee Plan. Neither Northstar nor GFS nor, to the knowledge of Northstar, any plan fiduciary of any Pension Plan has been engaged in any transaction in violation of Section 460(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" as defined in Section 4975(a)(i) of the Code for which no exemption exists under Section 4975(e)(ii) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Employee Plan.

         (e) Neither Northstar nor GFS has have ever been a sponsor of, contributed to or been under an obligation to contribute to, any "multi-employer plan," as such term is defined in Section 3(37) of ERISA.

         3.17 ENVIRONMENTAL AND SAFETY LAWS. To the knowledge of Northstar, except as set forth in Section 3.17 to the Disclosure Schedule, neither Northstar nor GFS is in violation of any applicable federal, state, local statute, law, common law, or regulation relating to environmental matters. To the knowledge of Northstar, except as set forth in Section 3.17 to the Disclosure Schedule, neither Northstar nor GFS, or any other entity or person has, at any time, with respect to the Real Property (i) "released," "discharged," or actively or passively consented to the "release," "discharge," or "threatened release" of any Hazardous Substance (as defined below); (ii) taken any action in "response" to a "release;" or (iii) failed to give notice of the "discharge" if required by applicable law; or (iv) otherwise engaged in any activity or omitted to take any action which could subject it to claims for intentional or negligent torts, strict or absolute liability, either pursuant to statute or common law, in connection with Hazardous Substances located in or about their respective properties, including the generating, transporting, treating, storage or manufacture of any Hazardous Substance. The terms set within quotation marks above shall have the meaning given to them in the Comprehensive Environmental Response and Liability Act, 42 U.S.C. Section 6901, et. seq., as amended by the Super Fund Amendments and Reauthorization Act of 1986 ("CERCLA"), RECRA (as defined below), or any other federal, state or local environmental law, including but not limited to the Minnesota Environmental Response and Liability Act, Minn. Stat. Section 115B ("MERLA") and the Minnesota Petroleum Tank Release Cleanup Act, Minn. Stat. Section 115C, (all such laws being referred to collectively as the "Environmental Laws"). "Hazardous Substances" means hazardous waste, urea formaldehyde, polychlorinated biphenyls, asbestos, petroleum, natural gas, radon, synthetic gas used for fuel or mixtures thereof, any materials related to any of the foregoing, and substances defined as "hazardous substances," "toxic substances," "hazardous waste," "pollutant," "contaminant," "source material," "special nuclear materials" and "by-product material" in CERCLA, the Resource Conservation Recovery Act as amended 42 U.S.C.
Section 6901, et. seq. ("RECRA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et. seq., the Clean Water Act, 33 U.S.C. Section 1251, et. seq., MERLA and all other federal, state, local and governmental environmental laws or any regulations promulgated pursuant to any of the foregoing statutes.

         3.18 AFFILIATE TRANSACTIONS. Except as described in Northstar's Annual Report on Form 10-K for the fiscal year ended October 31, 1999, no affiliate of Northstar or GFS (other than the other of Northstar or GFS) (i) furnishes or sells material services or products that Northstar or GFS furnishes or sells or currently proposes to furnish or sell, (ii) purchases from or sells or furnishes to Northstar or GFS any material goods or services, or (iii) owns or leases any material property, real or personal, that is used by Northstar or GFS.

         3.19 LABOR MATTERS. Neither Northstar nor GFS is suffering an existing labor dispute or disturbance which has had or could reasonably be expected to have a Material Adverse Effect. The employees of Northstar and GFS are not represented by any union and there are no pending or, to the knowledge of Northstar, threatened representation questions concerning the employees of Northstar or GFS. Neither Northstar nor GFS is subject to any collective bargaining agreement with any employee union. There are no EEOC claims pending against Northstar or GFS nor, to the knowledge of Northstar, are any such claims threatened.

         3.20 INSURANCE. Section 3.20 of the Disclosure Schedule contains a list of all insurance policies maintained by Northstar and GFS, together with a brief description of the coverages afforded thereby. All of such insurance policies are in full force and effect.

         3.21 PROXY STATEMENT. None of the information supplied by or on behalf of Northstar for inclusion in the Proxy Statement (as hereinafter defined) will, at the time that the Proxy Statement is mailed to the shareholders of Northstar, and at the time of the meeting of the shareholders to which the Proxy Statement relates (the "Shareholder Meeting") contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of any proxy or approval for the Shareholder Meeting (except that no representation is made by Northstar with respect to statements made in the Proxy Statement based on information furnished to Northstar by Buyer or Buyer Subsidiary specifically for inclusion in the Proxy Statement).

         3.22 1999 AND 1998 FORMS 10-K. Except as disclosed in Section 3.22 of the Disclosure Schedule, none of the information supplied by or on behalf of Northstar for inclusion in its Annual Reports on Form 10-K for the fiscal years ended October 31, 1999 and 1998, respectively, contained any untrue statement of a material fact, or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for information which was subsequently clarified or corrected in subsequent reports filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                           BUYER AND BUYER SUBSIDIARY

         Buyer and Buyer Subsidiary, jointly and severally, hereby represent and warrant to Northstar and its successors and assigns that:

         4.1 ORGANIZATION, STANDING, EQUITY OWNERSHIP. Each of Buyer and Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of organization. Buyer owns all of the issued and outstanding stock of Buyer Subsidiary. Buyer has delivered to Northstar certified copies of both its and Buyer Subsidiary's Articles or Certificate of Incorporation and Bylaws. Each copy is complete and correct as of the date hereof.

         4.2 AUTHORIZATION AND EXECUTION. Each of Buyer and Buyer Subsidiary has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and Buyer Subsidiary have been duly authorized by their respective Boards of Directors and by Buyer as the sole shareholder of Buyer Subsidiary, and no further corporate action is necessary on the part of Buyer or Buyer Subsidiary to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each of Buyer and Buyer Subsidiary, enforceable against Buyer and Buyer Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

         4.3 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by Buyer or Buyer Subsidiary, nor the consummation by Buyer and Buyer Subsidiary of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation or Bylaws as currently in effect of Buyer or Buyer Subsidiary, respectively, (ii) except for any applicable requirements under the Hart-Scott-Rodino Act and the filing of Articles of Merger with the Secretary of State of the State of Minnesota, require the consent or approval of any governmental authority having jurisdiction over any of the business or assets of Buyer or Buyer Subsidiary,
(iii) violate any statute or regulation applicable to Buyer or Buyer Subsidiary, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of Buyer or Buyer Subsidiary under, any other instrument, contract or agreement to which Buyer or Buyer Subsidiary is a party or by which the properties or assets of Buyer or Buyer Subsidiary may be bound (except, in the case of clauses (ii), (iii) and (iv), where such violation, breach, default, termination, cancellation, acceleration, payment, benefit or lien, or the failure to make such filing or obtain such consent or approval, would not impair the ability of Buyer or Buyer Subsidiary to consummate the transactions contemplated by this Agreement).

         4.4 LITIGATION. There is no litigation, arbitration, administrative proceedings, abatement orders or investigations of any kind pending or, to the knowledge of Buyer or Buyer Subsidiary, threatened against Buyer or Buyer Subsidiary which seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement.

         4.5 NO BROKERS OR FINDERS. Neither Buyer nor Buyer Subsidiary has engaged any investment banker, broker or finder in connection with the transactions contemplated hereby.

         4.6 AVAILABILITY OF FUNDS. Buyer shall obtain and deliver to Northstar upon execution of this Agreement a loan commitment from Bank One sufficient to enable it to consummate the transactions contemplated by this Agreement, and the consummation of such transactions will not render Buyer insolvent nor cause Buyer, Buyer Subsidiary or Northstar to be in violation of any corporate statute restricting the ability of any of them to make distributions on account of its capital stock.

         4.7 PROXY STATEMENT. None of the information supplied by or on behalf of Buyer or Buyer Subsidiary for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of Northstar, and at the time of the Shareholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or to correct any statement in any earlier communication with respect to the solicitation of any proxy or approval for the Shareholder Meeting.

                                    ARTICLE V
              CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

         5.1 OPERATION OF BUSINESS OF NORTHSTAR BETWEEN THE DATE OF THIS AGREEMENT AND THE EFFECTIVE TIME. During the period from the date hereof to the Effective Time, except as otherwise consented to in writing by Buyer or as expressly contemplated by this Agreement:

         (a) Northstar will use all reasonable efforts to preserve substantially intact its business organization, keep available the services of its present officers and key employees, and preserve its present relationships with entities and persons having material business dealings with Northstar.

         (b) Northstar shall conduct its business and operations in the ordinary and usual course in substantially the same manner as heretofore conducted.

         (c) Northstar shall not (i) amend its Articles of Incorporation or Bylaws, (ii) increase or decrease the number of authorized shares of its capital stock, as set forth in Section 3.2 hereof, (iii) split, combine or reclassify any shares of its capital stock or make any other changes in its equity capital structure, (iv) purchase, redeem or cancel for value, directly or indirectly, any shares of its capital stock or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, or (v) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock.

         (d) Except as otherwise contemplated by this Agreement, consented to in writing by Buyer or pursuant to the ongoing exercise of previously granted Stock Options, Northstar shall not (i) issue, grant, sell or pledge, or agree to propose to issue, grant, sell or pledge, any shares of capital stock of Northstar (other than the issuance of Northstar Stock upon the exercise of Stock Options heretofore granted by Northstar), or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for such capital stock, or any stock appreciation rights or performance shares based upon the value of any such capital stock, and shall not permit any shares of Northstar Preferred Stock or any options, rights or warrants to purchase any Northstar Preferred Stock or any securities convertible into or exchangeable for Northstar Preferred Stock to be outstanding, (ii) purchase, lease or otherwise acquire (including without limitation acquisitions by merger, consolidation or stock or asset purchase) any assets or properties in excess of $25,000, (iii) sell, lease, encumber, mortgage or otherwise dispose of any assets or properties which are material to Northstar, other than dispositions in the ordinary course of business, (iv) waive, release, grant or transfer any rights of value or modify or change in any material respect any material existing license, contract or other document, (v) incur any material indebtedness for money borrowed, (vi) incur any other liability or obligation, other than in the ordinary course of business, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other individual or entity,
         (vii) enter into any new material employee benefit plan, program or arrangement or amend (except as required by law) any existing employee benefit plan, program or arrangement or any existing employment, severance or consulting agreements, or, other than in the ordinary course of business, grant any increases in compensation or benefits, (viii) adopt any collective bargaining agreement, (ix) enter into any other transaction, other than in the ordinary course of business and substantially consistent with past practices (except for providing a release to its officers and directors), (x) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability, (xi) merge or consolidate with any other corporation, or (xii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. Notwithstanding the foregoing, Northstar shall be permitted to purchase or make arrangements to purchase an extension of its existing officers' and directors' liability policy for a premium amount not to exceed $100,000.

         (e) Northstar shall promptly advise Buyer of any change in its consolidated condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects which is or may reasonably be expected to be have a Material Adverse Effect.

         (f) Northstar shall not, without the consent of Buyer, settle or compromise any claim with respect to Northstar shareholders who dissent from the Merger.

         5.2      SHAREHOLDER MEETING; PROXY MATERIALS.

         (a) Northstar shall cause a meeting of its shareholders to be duly called and held on not less than twenty (20) days' written notice as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the adoption of this Agreement ("Shareholder Meeting") unless the Northstar Board, in the exercise of its fiduciary duties after consultation with counsel, shall determine that such a meeting should not be held.

(b) Northstar will promptly prepare a proxy statement, together with a form of proxy, with respect to the Shareholder Meeting satisfying all applicable requirements of Minnesota law and of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission thereunder (such proxy statement, together with any amendments thereof or supplements thereto in each case in the form mailed to Northstar's shareholders, being herein called the "Proxy Statement") and shall file with the Securities and Exchange Commission a preliminary form of Proxy Statement, together with all other filings, if any, required under the Exchange Act. As to matters in the Proxy Statement concerning Buyer and Buyer Subsidiary, Northstar shall rely on information provided by Buyer and Buyer Subsidiary. Northstar will mail the Proxy Statement not less than twenty (20) days prior to the Shareholder Meeting referred to in Section 5.2(a) hereof to all shareholders of record of Northstar entitled to vote on the Merger at their addresses of record on the transfer record of Northstar unless the Northstar Board, in the exercise of its fiduciary duties after consultation with counsel, shall determine to withdraw its approval or recommendation of the Merger and that therefore such mailing should not be made. If necessary, in light of developments occurring subsequent to the mailing of the Proxy Statement, Northstar will send to its shareholders such supplemental proxy materials as may be necessary to make the Proxy Statement, as so supplemented, not false or misleading with respect to any material fact on the date of the Shareholder Meeting, and omitting no material fact necessary to prevent the Proxy Statement from being misleading.

         5.3 ACCESS TO INFORMATION. From the date hereof until the Effective Time, Northstar will give Buyer and its counsel, financial advisors, auditors and other authorized representatives as well as those of Buyer Subsidiary (collectively, the "Buyer Representatives") reasonable access to the offices, properties, books and records of Northstar and GFS at all reasonable times and upon reasonable notice, will have instructed the employees, counsel, financial advisors and auditors of Northstar and GFS to cooperate with Buyer and each such representative in all reasonable respects in its investigation of the business of Northstar and GFS. Buyer and each of the Buyer Representatives will conduct such investigation in a manner as to not unreasonably interfere with the operations of Northstar and GFS. Buyer shall, and shall cause each of the Buyer Representatives to hold confidential all information obtained hereunder or otherwise with respect to Northstar and all analyses, compilations, data, studies or other documents based in whole or in part on any such information prepared by or on behalf of Buyer or the Buyer Representatives, not use any information obtained hereunder or otherwise from Northstar for any purpose other than evaluating the transactions contemplated by this Agreement and, at Northstar's request in the event of termination of this Agreement pursuant to
Section 7.1 hereof, return to Northstar all copies of information obtained hereunder or otherwise from Northstar.

         5.4 HART-SCOTT-RODINO ACT. Each of Northstar, Buyer and Buyer Subsidiary will file, as soon as practicable, any Notification and Report Forms and related material that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will exercise all reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary or advisable.

         5.5 STOCK OPTIONS. Northstar shall obtain from all holders of Stock Options (except the Overstreet Options) duly executed Stock Option Exercise and Sale Agreements which will provide that the holders thereof will exercise their Stock Options immediately prior to the Effective Time of the Merger and sell the Shares thereunder to Northstar in exchange for payment from Buyer in accordance with Section 1.8(a) and such shares of Northstar Stock underlying such Stock Options shall be deemed cancelled (the "Stock Option Exercise and Sale Agreements"). The Stock Option Exercise and Sale Agreements shall be in a form reasonably satisfactory to Northstar and Buyer. Payment for each Stock Option other than the Overstreet Options shall be made in cash and be equal to the product of the number of Shares subject to such Stock Option immediately prior to the Effective Time times the difference between the Merger Consideration and the Stock Option Exercise Price immediately prior to the Effective Time.

         5.6 [INTENTIONALLY BLANK].

         5.7 VOTING AGREEMENT. Upon execution of the Merger Agreement, holders of not less than 39% of the outstanding Northstar Common Stock shall execute a Voting Agreement with Buyer to vote, subject to the provisions thereof, all of their respective shares of Northstar Common Stock in favor of the Merger.

         5.8 TAX MATTERS. Buyer shall prepare or cause to be prepared and file or cause to be filed all tax returns for Northstar and GFS for all periods ending on or prior to the Effective Time which are filed after the Effective Time (other than income tax returns with respect to periods for which a consolidated, unitary or combined income tax return of Northstar will include the operations of Northstar and GFS). Such tax returns will report the disqualifying disposition of the Stock Options. Buyer shall permit Northstar to review and comment on each such tax return described in the preceding sentence prior to filing. Buyer and Northstar further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         5.9 BONUS FUND. Buyer or Buyer Subsidiary shall (a) establish a transaction completion bonus fund equal to 1% of the Fund (but aggregating not more than $450,000, the "Bonus Fund") and, as provided in Section 1.8, deposit 33.33% of the Bonus Fund with the Disbursing Agent, (b) pay to Northstar's four executive officers other than Roger Bredesen (the "Executive Officers"), at Closing an aggregate of 33.33% of the Bonus Fund, and (c) pay to the Executive Officers (on a proportionate basis as described below) 33.33% of the Bonus Fund on the first anniversary of the Closing Date and the remaining 33.33% of the Bonus Fund on the second anniversary of the Closing Date, provided in each case that such Executive Officer either (i) is still employed with the Surviving Corporation or its successor on such dates, or (ii) is not employed on such dates as a result of death, total disability, retirement, termination without cause or a change of control, all as provided in said executives' employment agreements with Buyer. Each Executive Officer's proportionate share of the Bonus Fund payable at the Closing and on the anniversary dates of the Closing is calculated as the percentage by which each person's 1999 base salary bears to the collective 1999 base salaries of such executives. This Section 5.9 and the obligations of Buyer hereunder shall survive the closing of the transactions contemplated hereby, are intended to benefit Executive Officers (each of whom shall be entitled to enforce this Section against Buyer) and shall be binding on all successors and assigns of Buyer.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         6.1 CONDITIONS TO THE OBLIGATIONS OF BUYER AND BUYER SUBSIDIARY. The obligations of Buyer and Buyer Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which (except for the condition set forth in Section 6.1(b)) may be waived by Buyer.

         (a) The representations and warranties of Northstar contained in
         Article III of this Agreement shall be true and correct in all material respects immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time; Northstar shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time; and Buyer shall have received a certificate signed by an appropriate executive officer of Northstar to the effects set forth in this Section 6.1(a). Notwithstanding the above, the failure of Northstar to comply with any particular representation, warranty, covenant or agreement contained in this Agreement will not automatically entitle Buyer and Buyer Subsidiary to terminate this Agreement unless such failure meets the standards specified in Section 7.1(c)(iii) hereof.

         (b) This Agreement and the Merger shall have been approved at the Shareholder Meeting by the votes required by the MBCA and Northstar's Articles of Incorporation.

         (c) All other corporate action on the part of Northstar necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which Northstar is or is to be a party or the transactions contemplated hereby or thereby shall have been duly and validly taken.

         (d) There shall not be instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree (except those in which Buyer is a plaintiff directly or derivatively) which would, if issued (i) restrain or prohibit the consummation of the transactions contemplated hereby, or (ii) require rescission of this Agreement or the transactions contemplated hereby, or (iii) result in a material claim for indemnification by an officer or director related to the transactions contemplated hereby, or (iv) result in material damages to Buyer, Buyer Subsidiary or the Surviving Corporation if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided.

         (e) Subsequent to the date of this Agreement, there shall not have been any damage to, or destruction or loss of, any property or assets of Northstar or any Subsidiary, which, after giving effect to any insurance coverage, would have a Material Adverse Effect.

         (f) Buyer shall have received from Parsinen Kaplan Rosberg & Gotlieb P.A., counsel to Northstar, its opinion, dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, as to the matters set forth in Exhibit A hereto.

         (g) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

         (h) Holders of no more than 5% of the outstanding Common Stock of Northstar shall have exercised dissenters' rights with respect to the Merger.

         (i) Estoppel letters substantially in the form of Exhibit C annexed hereto shall have been received from each of the landlords with respect to the Leases to the effect that the Leases are currently in effect and not in default (or other evidence to the same effect).

         (j) Except as otherwise agreed in writing, waivers or consents with respect to change in control shall have been received from the parties to any Material Contracts which grants such parties the right to terminate in the event of a change in control.

         (k) Waivers or consents shall have been received from the issuer of the Brooklyn Park revenue bonds and the collateralized letter of credit, for the benefit of Northstar, and appropriate supplemental indentures shall have been entered into by the parties thereto.

         (l) Northstar's Management Agreements with its four executive officers and any employment agreement (but not deferred compensation arrangements contained therein) between Northstar and any person shall have been terminated and Buyer shall have entered into employment agreements with such four executive officers in form and substance satisfactory to Buyer.

         (m) The resignation of Roger Bredesen as a Trustee of the Incentive Compensation Plan of Northstar shall have been received.

         (n) The Revolving Credit and Term Loan Agreement dated July 22, 1996 with First Bank National Association (now known as US Bancorp) shall have been terminated and any mortgages and liens encumbering Northstar's assets and securing the indebtedness evidenced thereby shall be released and UCC termination statements encumbering Northstar's personal property shall have been delivered.

         (o) The 1% transaction completion bonus fund created in Northstar's 1997 Board minutes shall have been formally terminated so it is not deemed duplicative of the bonus payment required by Section 5.9 above.

         (p) Buyer shall be satisfied with its due diligence investigations of the Real Property and Northstar's and /or GFS's personal property (the "Personal Property") in all material respects. In the event Buyer elects to enforce this condition, it shall provide Northstar with a detailed statement (the "Real Property/Personal Property Objection") as to the circumstances surrounding the problem(s) uncovered with respect to the Real Property and Personal Property. Northstar shall have the right, for a period of 30 days, to cure any such problem(s); provided, however, that if Northstar is undertaking diligent efforts to cure and the cure cannot be completed within such 30 day period, Northstar shall be granted an extension of time to complete the cure but not beyond an additional 30 days. Buyer shall have a period of 30 days from the execution date of this Agreement to complete its due diligence on the Real Property and Personal Property and provide the Real Property/Personal Property Objection (if any), after which time this provision shall become null and void and shall no longer be deemed a condition to Buyer's obligations.

         (q) Northstar will provide evidence confirming that the indebtedness under the Industrial Development Revenue Bonds (General Financial Supply, Inc. Project) Series 1985 issued by the City of Nevada, Story County, Iowa, has been paid off, and that all mortgages and security interests securing such obligations and/or encumbering GFS' Real Estate or Northstar's personal property related thereto have been released or terminated.

         6.2 CONDITIONS TO THE OBLIGATIONS OF NORTHSTAR. The obligations of Northstar to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which (except for the condition set forth in Section 6.2(b)) may be waived by Northstar.

        (a) The representations and warranties of Buyer and Buyer Subsidiary contained in Article IV of this Agreement shall be true and correct in all material respects immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time; each of Buyer and Buyer Subsidiary shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time; and Northstar shall have received a certificate signed by an appropriate executive officer of each of Buyer and Buyer Subsidiary to the effects set forth in this Section 6.2(a). Notwithstanding the above, the failure of Buyer or Buyer Subsidiary to comply with any particular representation, warranty, covenant or agreement contained in this Agreement will not automatically entitle Northstar to terminate this Agreement unless such failure meets the standards specified in Section 7.1(d)(iii) hereof.

        (b) This Agreement and the Merger shall have been approved at the Shareholder Meeting by the votes required by the MBCA and Northstar's Articles of Incorporation.

        (c) All corporate action on the part of Buyer and Buyer Subsidiary necessary to authorize the execution, delivery and consummation of this Agreement or any agreement or instrument contemplated hereby to which Buyer or Buyer Subsidiary is or is to be party or the transactions contemplated hereby or thereby shall have been duly and validly taken.

        (d) There shall not be instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree (except those in which Northstar is a plaintiff directly but not derivatively) which, in the reasonable judgment of Northstar, would, if issued, restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this

       Agreement or such transactions or result in material damages to Northstar or the Surviving Corporation if the transactions contemplated hereby are consummated, nor shall there be in effect any injunction, writ, preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as so provided.

       (e) Northstar shall have received from Wolin, Ridley & Miller LLP, counsel to Buyer and Buyer Subsidiary, its opinion, dated the Closing Date and reasonably satisfactory in form and substance to Northstar and its counsel as to the matters set forth in Exhibit B hereto.

       (f) On the Closing Date, financing in the full amount designated as the Fund in Section 1.8 hereof shall have been deposited pursuant to Section
       1.8 with the only condition to the disbursement of the proceeds in the manner provided in Section 1.8 being presentation to the Disbursing Agent of a copy of the Articles of Merger certified by the Secretary of State of the State of Minnesota as having been duly filed.

       (g) As of the date of the Proxy Statement, Northstar shall have received the opinion of Piper satisfactory in form and substance to the Northstar Board, that the Merger Consideration is fair, from a financial point of view, to the shareholders of Northstar, and on the date of the Shareholder Meeting and at the Effective Time, such opinion shall not have been withdrawn or modified in any manner unsatisfactory to the Northstar Board. Nothing contained herein shall be deemed to obligate the Northstar Board to obtain a formal or informal update of such opinion as of either of such dates.

       (h) Northstar shall have entered into the Indemnification Agreements with each of its officers and directors in form and substance satisfactory to the Northstar Board and its counsel.

                                   ARTICLE VII
                           TERMINATION AND ABANDONMENT

         7.1 TERMINATION. This Agreement may be terminated as follows whether before or after the approval of the Merger by the shareholders of Northstar:

        (a) By mutual consent of the Northstar Board and the Board of Directors of Buyer at any time prior to the Effective Time;

        (b) By the Northstar Board, if Northstar has substantially satisfied all of the conditions to the obligation of Buyer and Buyer Subsidiary specified in Section 6.1 hereof, and the Merger has not been consummated on or before June 30, 2000, and by the Board of Directors of Buyer, if Buyer and Buyer Subsidiary have substantially satisfied all of the conditions to the obligations of Northstar specified in Section 6.2 hereof and the Merger has not been consummated on or before June 30, 2000, which date, in both cases, may be extended by mutual agreement of the Northstar Board and the Board of Directors of Buyer;

       (c) By the Board of Directors of Buyer, if (i) any of the conditions set forth in Section 6.1 hereof shall become impossible to fulfill other than for reasons within the control of Buyer or Buyer Subsidiary, and shall not have been waived by Buyer pursuant to Section 8.2 hereof, (ii) the shareholders of Northstar shall fail to adopt this Agreement and the Merger by the vote required by the MBCA and Northstar's Articles of Incorporation at the Shareholder Meeting or any adjournment thereof, or
       (iii) Northstar has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has a Material Adverse Effect and cannot be or is not cured by July 15, 2000;

       (d) By the Northstar Board, if (i) any of the conditions set forth in
       Section 6.2 hereof shall become impossible to fulfill other than for reasons within the control of Northstar, and shall not have been waived by the Northstar Board pursuant to Section 8.2 hereof, (ii) the shareholders of Northstar shall fail to adopt this Agreement and the Merger by the vote required by the MBCA and Northstar's Articles of Incorporation at the Shareholder Meeting or any adjournment thereof,
       (iii) Buyer or Buyer Subsidiary has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has a Material Adverse Effect and cannot be or is not cured by July 15, 2000;

       (e) By either the Northstar Board or the Board of Directors of Buyer, if any court of competent jurisdiction in the United States or other United States governmental body, including the Federal Trade Commission, shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

       (f) By the Northstar Board if it, in the exercise of its fiduciary duties after consultation with counsel, shall have withdrawn its approval or recommendation of the Merger; or

       (g) By the Northstar Board, in the event a Superior Proposal (as defined in Section 8.5 below) is received by Northstar or the shareholders of Northstar and the Northstar Board determines, in the exercise of its fiduciary duties after consultation with counsel, to accept, approve or recommend the Superior Proposal.

         7.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination and abandonment of the Merger pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the Merger shall be abandoned without further action by the other party hereto without any liability on the part of either party hereto (except the liability of either party for any intentional and material breach of any representation, warranty or covenant contained in this Agreement).

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

         8.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by action by the Northstar Board and the Board of Directors of Buyer and

Buyer Subsidiary set forth in a written agreement of both Constituent Corporations at any time prior to the Effective Time with respect to any of the terms contained herein, except that after the Shareholder Meeting contemplated by Section 5.2 hereof, the price per Share to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of Shares in the Merger shall in no event be altered without the approval of such holders.

         8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Buyer or Buyer Subsidiary, on the one hand, or Northstar, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Buyer and Buyer Subsidiary or Northstar, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall be valid only if set forth in writing by the appropriate Constituent Corporation and shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2.

         8.3 EXPENSES. Except as otherwise provided in this Section 8.3 and the Break-Up Fee specified in Section 8.5, all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expense. Upon the consummation of the Merger, all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Surviving Corporation.

         8.4 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each party hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Nothing herein stated shall require Northstar to take any action or to do anything which the Northstar Board, in the exercise of its fiduciary duties after consultation with counsel, determines not to take or do.

       8.5 NO SOLICITATION; OTHER OFFERS.

       (a) From the date hereof until termination of this Agreement or the Effective Time, whichever occurs first, Northstar will not, and will use its best efforts to cause its officers, directors, employees, representatives and agents (including, without limitation, attorneys, investment bankers and accountants) not to, directly or indirectly, solicit, initiate or encourage any inquiry, proposal, offer or indication of interest from any person that constitutes or would reasonably be expected to lead to any Acquisition Proposal (as hereinafter defined) or agree to or endorse, approve or recommend any Acquisition Proposal, or enter into discussions or negotiate with or provide any information to any person in furtherance of any such inquiries or to obtain or approve any Acquisition

       Proposal, and Northstar shall immediately notify Buyer of all relevant terms of any such inquiries or proposals received by Northstar or by any such officer, director, employee, representatives or agents, related to any of such matters, any material change in the details (including any amendments or proposed amendments) of any such inquiries or proposals, the identity of each of the persons making such inquiries or proposals, and, if such inquiry or proposal is in writing, Northstar shall immediately deliver or cause to be delivered to Buyer a copy of such inquiry or proposal; PROVIDED, HOWEVER, that if, prior to the Effective Time, Northstar shall receive an unsolicited Acquisition Proposal that the Northstar Board, after consultation with its legal counsel, reasonably believes that it has a fiduciary duty to consider, then Northstar, without violating this Agreement, may thereafter furnish information to and enter into discussions or negotiations with such third party. Nothing contained in this Section 8.5(a) or any other provision of this Agreement shall prevent the Northstar Board, after receiving an opinion of outside counsel to the effect that it is required to do so in order to discharge properly its fiduciary duties, from considering, negotiating, approving and recommending to the shareholders of Northstar an unsolicited, bona fide written Acquisition Proposal which the Northstar Board determines in good faith (i) would result in a transaction more favorable to Northstar's shareholders than the transaction contemplated by this Agreement and (ii) is made by a person financially capable of consummating such Acquisition Proposal (any such Acquisition Proposal being referred to herein as a "Superior Proposal"). If the Northstar Board shall have resolved to accept or accepted a Superior Proposal then, upon written notice to Buyer, Northstar may pursuant to Section 7.1(g), terminate this Agreement and the transactions contemplated hereby. For purposes hereof, "Acquisition Proposal" means any proposal or offer to acquire all or a substantial part of the business and properties of Northstar or any capital stock of Northstar, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving Northstar.

       (b) Upon any termination by Northstar of this Agreement permitted by (i)
       Section 7.1(f) or (ii) Section 7.1(g) and Section 5.2(a), Northstar shall pay to Buyer the sum of $1,000,000 (the "Break-Up Fee") upon the occurrence of such event. In such circumstances, the Break-Up Fee shall be deemed to include all costs and expenses of Buyer.

       8.6  INDEMNIFICATION.

        (a) Prior to and until the Effective Time, Northstar shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director and officer of Northstar and his or her heirs executors, administrators and legal representatives (individually an "Indemnified Party" and collectively the "Indemnified Parties") against any amounts incurred by such Indemnified Parties, including without limitation, losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments and amounts paid in settlement, in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, arising out of or relating to any action, alleged action, omission or alleged omission occurring on or prior to the Effective Time (including without limitation any claim or action, suit, proceeding or investigation arising out of or relating to the Merger and the transactions contemplated by this Agreement and any which arise out of or relate to an Indemnified
       Party's having served as a committee member, director, officer, employee or agent of Northstar or as a trustee or fiduciary of any Employee Plan or otherwise on behalf of Northstar), whether asserted or commenced prior to or after the Effective Time and any expenses incurred by an Indemnified Party in enforcing any of the rights set forth in this Section (all such amounts and expenses being collectively referred to as "Losses" and individually referred to as a "Loss"). To the fullest extent permitted by applicable law, Northstar or the Surviving Corporation, as the case may be, will advance all expenses to each Indemnified Party in connection with any such Losses. Northstar's and, after the Effective Time, the Surviving Corporation's Articles or Certificate of Incorporation and Bylaws shall not be amended in a manner which adversely affects the rights of any party to indemnification thereunder or hereunder.

       (b) Each of the parties hereto agrees to vigorously defend against any actions, suits or proceedings in which such party is named as a defendant. No such actions, suits or proceedings involving any Loss for which the Indemnified Party is indemnified hereunder shall be settled without the consent of Northstar or Surviving Corporation and/or Buyer, as the case may be, which such consent shall not be unreasonably withheld.

       (c) The Indemnified Parties may retain counsel of their own choice, which counsel shall be reasonably acceptable to Buyer, to represent them with respect to any matter provided for under this Section 8.6 which, in addition to any local counsel, shall be a single counsel for all Indemnified Parties with respect to any matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

       (d) Buyer agrees that it intends to maintain the Surviving Corporation as a separate going concern for at least six years from the Effective Time. The Surviving Corporation will (a) until the six year anniversary date of the Effective Time, cause its Articles of Incorporation and Bylaws to continue to provide indemnification provisions for the benefit of those individuals who have served as directors or officers of Northstar or GFS at any time prior to the Effective Time which are comparable to such provisions as are currently contained in Northstar's Articles of Incorporation and Bylaws and (b) in the event the Surviving Corporation is unable to meet its indemnification obligations set forth in clause (a) above, Buyer hereby agrees that it shall assume full payment and performance of such indemnification obligations. In the event that, within six years of the Effective Time, the Surviving Corporation or any of its successors or assigns (i) becomes insolvent, or fails to meet its obligations under this Section 8.6, (ii) consolidates with or merges into any other person and the Surviving Corporation shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (iii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Buyer hereby agrees it shall assume and fully pay the obligations set forth in this Section 8.6.

       (e) If it is ultimately determined by a court of competent jurisdiction in connection with any Loss that the criteria for indemnification under applicable law has not been satisfied, then any expenses advanced to an Indemnified Party in connection with such Loss shall be reimbursed by such Indemnified Party to Northstar, the Surviving Corporation or Buyer, as the case may be.

       (f) This Section 8.6 shall survive the closing of the transactions contemplated hereby, is intended to benefit Northstar, the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section against Northstar, the Surviving Corporation or Buyer, as the case may be) and shall be binding on all successors and assigns of Northstar, the Surviving Corporation and Buyer.

         8.7 OFFICERS' AND DIRECTORS' INSURANCE. Buyer hereby consents to the purchase by Northstar of an extension of its current directors' and officers' liability insurance policy for a period extending until the sixth anniversary of the Effective Time at a cost of not more than $100,000 with respect to all matters, including the transactions contemplated by this Agreement occurring prior to, and including the Effective Time.

         8.8 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other party; provided, however, that each of Northstar and Buyer may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing party will advise the other parties to this Agreement prior to making a disclosure).

         8.9 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

(a)      If to Buyer or
         Buyer Subsidiary:          Ennis Business Forms, Inc.
                                    1510 North Hampton
                                    Suite 300
                                    DeSoto, TX  75115
                                    Attention: Keith S. Walters, Chairman,
                                    CEO and President

         with a copy to:            Wolin, Ridley & Miller LLP
                                    3100 Bank One Center
                                    1717 Main Street
                                    Dallas, TX  75201-4681
                                    Attention: Norman Miller

         (b)   If to Northstar:     7130 Northland Circle North

                                    Brooklyn Park, MN 55428
                                    Attention: Kenneth E. Overstreet, President

         with a copy to:            Parsinen Kaplan Rosberg & Gotlieb P.A.
                                    100 South Fifth Street, Suite 1100
                                    Minneapolis, MN 55402
                                    Attention: John C. Levy

         8.10 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person, except the parties and any Indemnified Parties, any rights or remedies hereunder.

         8.11 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement or in any schedule or certificate delivered pursuant hereto shall not survive the effectiveness of the Merger or the termination of this Agreement.

         8.12 INTERPRETATION. As used in this Agreement, unless otherwise expressly defined herein, (i) the term "including" shall mean "including without limitation;" (ii) the term "person" shall mean and include an individual, partnership, limited liability company, a joint venture, corporation, trust, an unincorporated organization and a government or any department or agency thereof; (iii) the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended; (iv) all dollar amounts are expressed in United States funds; and (v) the phrase "to the knowledge of Northstar" or any similar phrase shall mean the actual knowledge or one or more of the executive officers of Northstar.

         8.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.14 HEADINGS. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretations of this Agreement.

         8.15 ENTIRE AGREEMENT. This Agreement, including the exhibits hereto, the Disclosure Schedule and the other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         8.16 SEVERABILITY. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will not be affected, impaired or invalidated.

        8.17 GOVERNING LAW. The Agreement shall be governed by the laws of the State of Minnesota.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed by their respective duly authorized officer on the date first above written.

                         NORTHSTAR COMPUTER FORMS, INC.,
                         a Minnesota corporation

                              /s/ Roger T. Bredesen
                        By_______________________________
                              Chairman
                       Its_______________________________


                        ENNIS BUSINESS FORMS, INC.,
                        a Texas corporation

                              /s/ Keith S. Walters
                        By_______________________________
                            Chairman, CEO & President
                       Its_______________________________



                           POLARIS ACQUISITION CORP.,
                           a Minnesota corporation

                              /s/ Keith S. Walters
                        By_______________________________
                            Chairman, CEO & President
                       Its_______________________________

                                                                      EXHIBIT A

            LEGAL OPINION FOR PARSINEN KAPLAN ROSBERG & GOTLIEB, P.A.



__________, 2000




Ennis Business Forms, Inc.
Polaris Acquisition Corp.
1510 North Hampton, Suite 300
DeSoto, TX 75115

Re: Agreement and Plan of Merger by and among Northstar Computer Forms, Inc., a Minnesota corporation ("Northstar"), Ennis Business Forms, Inc., a Texas corporation ("Buyer") and Polaris Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Buyer ("Buyer Subsidiary") dated February ____, 2000 (the "Agreement")

Gentlemen:

         We have acted as counsel for Northstar in connection with the negotiation, execution and delivery of the Agreement and all other documents required to be executed and delivered by Northstar thereunder (such other documents being referred to collectively as the "Documents"). Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning given in the Agreement.

             In delivering this opinion, we have assumed the genuineness of all signatures on original or certified copies, the authenticity of all documents submitted to us as originals and the conformity to original or certified copies of all documents submitted to us as conformed or reproduction copies. In addition, we have examined the Articles of Incorporation and Bylaws of Northstar and certain resolutions executed by officers of Northstar and such other documents and official records, and such laws and regulations, as we have deemed necessary in order to render this opinion. Except as specifically stated herein, we have not examined any other corporate records or other documents concerning Northstar and have conducted no further investigation in connection herewith.

         As to matters of fact material to the opinions expressed herein, we have relied on the representations and warranties as to factual matters contained in and made by Northstar pursuant to the Agreement, or contained in certificates and statements of government officials or Northstar.

         Based upon and subject to the foregoing, and subject further to the qualifications expressed herein, we are of the opinion that:

         1. Each of Northstar, and its one operating subsidiary, General Financial Supply, Inc. ("GFS"), is a corporation duly organized, validly existing and in good standing under the laws of its state of organization and has the requisite corporate power and authority to own, lease or operate all properties and assets owned, leased or operated by it and to carry on its business as it is now being conducted.

         2. Each of Northstar and GFS is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated, or the nature of its activities, makes such qualification necessary, except such jurisdictions where failure to be so qualified would not have a material adverse effect upon the consolidated business, operations, properties, assets or the condition, financial or otherwise of Northstar.

         3. Northstar owns all of the issued and outstanding stock of GFS. Northstar has delivered to Buyer and Buyer Subsidiary certified copies of both its and GSF's Articles or Certificate of Incorporation and Bylaws.
Each copy is complete and correct as of the date hereof.

         4. The authorized capital stock of Northstar consists of 5,000,000 shares of common stock, $.05 par value per share, and 200,000 shares of preferred stock, without par value. _____________ shares of Northstar commons stock are issued and outstanding and no shares of Northstar preferred stock are issued and outstanding. There is an aggregate of 532,500 shares of Northstar common stock reserved for issuance pursuant to outstanding stock options, all of which are fully vested (the "Stock Options").

         5. Except for the Stock Options and the Stock Option Exercise and Sale Agreements, there are no outstanding subscriptions, options, warrants, calls or other agreements or commitments by which Northstar is bound in respect of the capital stock of Northstar, whether issued or unissued, and no outstanding securities convertible into or exchangeable for any such capital stock.

         6. Northstar has the corporate power to execute and deliver the Agreement and the Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Agreement and the Documents by Northstar has been duly authorized by the Board of Directors and the Shareholders of Northstar, and no further corporate action is necessary on the part of Northstar to consummate the transactions contemplated thereby. The Agreement and the Documents constitute the legal, valid and binding obligation of Northstar, enforceable against Northstar in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

         7. Neither the execution and delivery of the Agreement or the Documents by Northstar, nor the consummation by Northstar of the transactions contemplated thereby, will (i) conflict with or result in a breach of Northstar's Articles of Incorporation or Bylaws currently in effect, (ii) except for any applicable requirements under the Hart-Scott-Rodino Act and the filing of Articles of Merger with the Secretary of State of the State of Minnesota, require the consent or approval of any governmental authority having jurisdiction over any of the business or assets of Northstar, (iii) to our knowledge, violate any statute or regulation applicable to Northstar, or (iv) to our knowledge, result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of Northstar under, any other instrument, contract or agreement to which Northstar is a party or by which the properties or assets of Northstar except, in the case of clauses (ii), (iii) and (iv), where such violation, breach, default, termination, cancellation, acceleration, payment, benefit or lien, or the failure to make such filing or obtain such consent or approval, would not impair the ability of Northstar to consummate the transactions contemplated by the Agreement or the Documents.

         8. There is no litigation, arbitration, administrative proceedings, abatement orders or investigations of any kind pending or, to our knowledge, threatened against Northstar, which seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by the Agreement.

         9. There is, except as disclosed in the Agreement, to our knowledge,
(i) no outstanding consent, order, judgment, injunction, award or decree of any court, government or regulatory body or arbitration tribunal against or involving Northstar; (ii) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to our knowledge, threatened against or involving Northstar; and (iii) no investigation pending, or to our knowledge, threatened against or relating to Northstar, or any of its respective officers or directors as such.

         10. Except as disclosed in the Agreement, to our knowledge, the operations and activities of Northstar have complied and are in compliance in all material respects with all applicable federal, state, local and common laws including without limitation health and safety statutes and regulations and all environmental laws and regulations.

The opinions contained herein are further qualified in their entirety with respect to the following matters:

(a) Whenever our opinion is indicated to be to the best of our knowledge, it is intended to signify that during the course of our representation of Northstar, no information has come to our attention which would give us actual knowledge or notice of the existence or absence of such facts and is limited to the actual knowledge of the members of this firm working on this matter. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inferences as to the existence or absence of such facts should be drawn.

(b) Whenever statements in our opinion are qualified by the term "material" or "materially", those statements involve the judgments and opinions as to the materiality or lack of materiality of any matter to Northstar or its business, assets or financial condition that are entirely those of Northstar and its officers after having been advised by us as to the legal effect and consequences of such matters. Such opinions and judgments are not known to us to be incorrect.

 (c) Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this opinion.

(d) Our opinions are subject to the effect of bankruptcy, fraudulent transfer, insolvency, reorganization, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally.

(e) Our opinions are also further subject to the effect of general principles of equity, including, without limitation, equitable relief as may be granted by courts, specific performance, limitations on the availability of equitable remedies and concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforceability is considered a proceeding in equity or at law).

(f) We express no opinion as to the enforceability of any provisions of the Agreement or the Documents to the extent that they purport to exclude conflict of law principles.

(g) We have assumed that Buyer and Buyer Subsidiary each have the legal right, capacity and power to enter into, enforce and perform all of their respective obligations under the Agreement and the Documents. Furthermore, we have assumed the due authorization by each of Buyer and Buyer Subsidiary of all requisite action and the due execution and delivery of the Agreement and the Documents by each of Buyer and Buyer Subsidiary and that the Agreement and the Documents are valid and binding upon each of Buyer and Buyer Subsidiary and are enforceable against each of them in accordance with their respective terms.

(h) We are admitted to practice law in the State of Minnesota, and we express no opinion as to the laws of any jurisdiction other than the State of Minnesota and the federal laws of the United States of America.

This opinion is rendered to you for your benefit in connection with the above transaction and may not be relied upon by any other person or for any other purpose without our prior written consent. This opinion is rendered as of the date hereof and we hereby disclaim any obligation to advise you or any other party entitled to rely hereon of any change in any matter set forth herein.

Very truly yours,

PARSINEN  KAPLAN ROSBERG & GOTLIEB P.A.

                           WOLIN, RIDLEY & MILLER LLP
                            ATTORNEYS AND COUNSELORS
                              3100 BANK ONE CENTER
                                1717 MAIN STREET
                             DALLAS TEXAS 75201-4681
                                 (214) 939-4900
                           FACSIMILE: ( 214) 939-4949
                                                                     EXHIBIT B

Norman R. Miller                                    Direct Dial: (214) 939-4906
                                                      e-mail: nmille@wrmlaw.com


                               February ___, 2000




Northstar Computer Forms, Inc.
General Financial Supply, Inc.
7130 Northland Circle North
Brooklyn Park, MN 55428

         Re: Agreement and Plan of Merger by and among Northstar Computer Forms, Inc., a Minnesota corporation ("Northstar"), Ennis Business Forms, Inc., a Texas corporation ("Buyer") and Polaris Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of Buyer ("Buyer Subsidiary") dated February ____, 2000 (the "Agreement")

Ladies and Gentlemen:

         We have acted as counsel to Ennis Business Forms, Inc., a Texas corporation (the "BUYER"), in connection with the Agreement and Plan of Merger (the "Agreement"), dated as of February __, 2000, between you Buyer and Polaris Acquisition Corp., a Minnesota Corp. and a wholly-owned subsidiary of Buyer ("Buyer Subsidiary"), and all other documents required to be executed and delivered thereunder (such other documents being referred to collectively as the "Documents"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.

         In so acting, we have examined (i) the Agreement, (ii) the Buyer's Articles of Incorporation and Bylaws, as in effect on the date hereof, and (iii) the Buyer Subsidiary's Articles of Incorporation and Bylaws, as in effect on the date hereof, and we have examined and considered such corporate records, certificates and matters of law as we have deemed appropriate as a basis for our opinions set forth below.

         We have also made such other legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. As to matters of fact material to the opinions expressed herein, we have relied upon the representations and warranties as to factual matters contained in and made by the Buyer pursuant to the Agreement, certificates and statements of government officials, Buyer and Buyer Subsidiary. In addition, we have examined originals or copies of documents, corporate records and other writings that we consider relevant for the purposes of this opinion.

         As used in this opinion, the expression "to our knowledge" or "known to us" means as to matters of fact that we have examined documents in our files and documents made available to us by the Buyer and have made such inquiries of officers of the Buyer as we have deemed necessary, but beyond that we have made no independent factual investigation for the purpose of rendering this opinion. Further, the expression "to our knowledge" or "known to us" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on the transactions referred to in the first paragraph of this opinion. Where statements in this opinion are qualified by the term "material" or "materially," those statements involve judgments and opinions as to the materiality or lack of materiality of any matter to the Buyer or its business, assets or financial condition that are entirely those of the Buyer and its officers, after having been advised by us as to the legal effect and consequences of such matters. Such opinions and judgments are not known to us to be incorrect. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to render our opinion, we have not undertaken any independent investigation to determine the existence or absence of any other facts, and no inference as to our knowledge of the existence or absence of any such facts should be drawn from our representation of the Buyer or the rendering of the opinions set forth below.

         Our opinion is limited to such laws, rules or regulations that in our experience are typically applicable to a transaction of the nature contemplated by the Agreement.

         Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions stated herein, we are of the opinion that as of the date hereof:

         1. Each of Buyer and Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of organization and has the requisite corporate power and authority to own, lease or operate all properties and assets owned, leased or operated by it and to carry on its business as it is now being conducted. Each of Buyer and Buyer Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated, or the nature of its activities, makes such qualification necessary, except such jurisdictions where failure to be so qualified would not have a material adverse effect upon the consolidated business, operations, properties, assets or the condition, financial or otherwise of Buyer. Buyer owns all of the issued and outstanding stock of Buyer Subsidiary. Buyer has delivered to Northstar certified copies of both its and Buyer Subsidiary's Articles or Certificate of Incorporation and Bylaws. Each copy is complete and correct as of the date hereof.

         2. Each of Buyer and Buyer Subsidiary has the corporate power to execute and deliver the Agreement and the Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Agreement and the Documents by Buyer and Buyer Subsidiary have been duly authorized by their respective Boards of Directors and by Buyer as the sole shareholder of Buyer Subsidiary, and no further corporate action is necessary on the part of Buyer or Buyer Subsidiary to consummate the transactions contemplated thereby. The Agreement and the Documents constitute the legal, valid and binding obligation of each of Buyer and Buyer Subsidiary, enforceable against Buyer and Buyer Subsidiary in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

         3. Neither the execution and delivery of the Agreement or the Documents by Buyer or Buyer Subsidiary, nor the consummation by Buyer and Buyer Subsidiary of the transactions contemplated thereby, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation or Bylaws as currently in effect of Buyer or Buyer Subsidiary, respectively, (ii) except for any applicable requirements under the Hart-Scott-Rodino Act and the filing of Articles of Merger with the Secretary of State of the State of Minnesota, require the consent or approval of any governmental authority having jurisdiction over any of the business or assets of Buyer or Buyer Subsidiary,
(iii) to our knowledge, violate any statute or regulation applicable to Buyer or Buyer Subsidiary, or (iv) to our knowledge, result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require the consent of any third party or result in the creation of any lien on the assets of Buyer or Buyer Subsidiary under, any other instrument, contract or agreement to which Buyer or Buyer Subsidiary is a party or by which the properties or assets of Buyer or Buyer Subsidiary may be bound only, in the case of clauses (ii), (iii) and (iv), where such violation, breach, default, termination, cancellation, acceleration, payment, benefit or lien, or the failure to make such filing or obtain such consent or approval, would not impair the ability of Buyer or Buyer Subsidiary to consummate the transactions contemplated by the Agreement or the Documents.

         4. There is no litigation, arbitration, administrative proceedings, abatement orders or investigations of any kind pending or, to our knowledge, threatened against Buyer or Buyer Subsidiary which seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by the Agreement.

         5. There is, (i) to our knowledge, no outstanding consent, order, judgment, injunction, award or decree of any court, government or regulatory body or arbitration tribunal against or involving the Buyer or Buyer Subsidiary; (ii) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to our knowledge, threatened against or involving the Company; and (iii) no investigation pending, or to our knowledge, threatened against or relating to Buyer or Buyer Subsidiary, or any of their respective officers or directors as such.

         The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

         (1) We have assumed the genuineness of all signatures, the authenticity of all Documents submitted to us as originals, the conformity with originals of all Documents submitted to us as copies, the authenticity of certificates of public officials and the due authorization, execution and delivery of all Documents (except the due authorization, execution and delivery by the Buyer of the Documents).

         (2) We have assumed that each of the parties to the Documents other that the Buyer (the "OTHER PARTIES") has the legal right, capacity and power to enter into, enforce and perform all of its obligations under the Documents. Furthermore, we have assumed the due authorization by each of the Other Parties of all requisite action and the due execution and delivery of the Documents by each of the Other Parties, and that the Transaction Agreements are valid and binding upon each of the Other Parties and are enforceable against each Other Party in accordance with their terms.

         (3) We express no opinion as to the enforceability of any provisions of the Documents to the extent that they purport to exclude conflict of law principles.

         (1) Our opinion is limited to such laws, rules or regulations that in our experience are typically applicable to a transaction of the nature contemplated by the Agreement.

         Our examination of law relevant to the matters covered by this opinion is limited to the laws of the State of Texas and the federal law of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction or whether the laws of any purported jurisdiction will apply. To the extent that the governing law with respect to any matters covered by this opinion is the law of a jurisdiction other than the State of Texas or federal law, we have assumed that the law of such other jurisdiction is identical in all substantive respects to Texas law.

         This opinion is given as of the date hereof, and we assume no obligation, to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is limited to the matters expressly stated herein and is rendered solely for your benefit and may not be quoted or relied upon for any other purpose or by another person.

                                          Sincerely,


                                          WOLIN, RIDLEY & MILLER LLP

                                                                     EXHIBIT C

                              February __, 2000



Northstar Computer Forms, Inc.
7130 Northland Circle North
Brooklyn Park, Minnesota 55428

Ennis Business Forms, Inc.
1510 N. Hampton, Suite 300
DeSoto, Texas 75115


         Re: Landlord Estoppel Certificate Regarding the Lease (the "Lease") Dated _____, 199 ___ executed between
               ______________________________ ("LANDLORD") and Northstar
               Computer Forms, Inc. ("TENANT") covering the Premises located at ____________________________, ______________ County, ___________
               ("LEASE PREMISES")


Gentlemen:

         The undersigned Landlord is the landlord under the above-referenced Lease and hereby certifies to Tenant that the following information concerning the Lease, the Tenant and the Lease Premises is true and correct:

         1. Landlord is the owner in fee simple of the property covered by the Lease and is the owner of the entire landlord's interest in and to the Lease.

         2. A true, correct and complete copy of the Lease, together with all amendments, modifications, side letters, guaranties, letters of credit, and other documents evidencing, governing or securing the Tenant's obligations under the Lease is attached hereto as EXHIBIT "A" and made a part hereof. The Lease constitutes the entire agreement between the Landlord and the Tenant concerning the Lease Premises and there are no other agreements, written or oral, between the Landlord and the Tenant relating thereto except as attached hereto as EXHIBIT "A". The Lease is in full force and effect.

         3. As of the date hereof, to the Landlord's knowledge, no Landlord or Tenant default exists under the terms of the Lease, and no event has occurred or condition exists which with or without notice, the passage of time, or both would constitute a Landlord or Tenant default thereunder.

         4. All monthly rentals (including without limitation, any applicable Base Rent, Additional Rent, or any other rentals or charges provided for under the Lease) required to be paid to Landlord under the Lease have been paid through and including the month of _____________, 2000.

         5. All obligations on the part of Landlord under the terms of the Lease heretofore accrued and performable have been fully performed, including without limitation, completion of and payment for any improvements, alterations, or tenant finishout work and the receipt by the Tenant of any tenant allowances provided for under the Lease. Tenant has completed all finishout work, if any, required under the Lease.

         6. Tenant is in possession of the entire Lease Premises, is presently open and conducting business at the Lease Premises, and occupies and uses no other space at the property other than the Lease Premises.

         7. Landlord has paid all real estate brokerage commissions and fees required to be paid to any person under the Lease, and from and after the date hereof, Tenant has no obligation under the Lease, or otherwise, to pay any real estate brokerage commissions or similar fees to any party, including without limitation no obligation to pay any such commissions or fees in the event Tenant hereafter exercises any option(s) provided in the Lease to extend the Lease term.

         8. The Lease commencement date is _________________. The Lease termination date is ____________________.
                  The Lease provides for the following renewal terms:  ________.


         The undersigned acknowledges that this Landlord Estoppel Certificate will be relied upon by Tenant and Ennis Business Forms, Inc., and the undersigned agrees that such parties may rely hereon in connection with the merger of Tenant and Ennis.

         EXECUTED AS OF THIS ________ DAY OF ___________________2000.

                                            LANDLORD:

                                            ___________________________________

                                            a _________________________________

                                            By: _______________________________
                                            Printed Name: _____________________
                                            Title: ____________________________


                                      2